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                                                           EXHIBIT 24(2)(g)(iii)

                     WILMINGTON LOW VOLATILITY FUND OF FUNDS

                          EXPENSE LIMITATION AGREEMENT

                  This agreement is entered into as of December 1, 2003 among Wilmington Low Volatility Fund of Funds (the "Trust"), Rodney Square Management Corporation (the "Adviser") and Guidance Capital LLC (the "Sub-Adviser").

                  For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Trust, the Adviser and the Sub-Adviser agree as follows:

                  The Trust, the Adviser and the Sub-Adviser agree, until December 31, 2006, that the Adviser and the Sub-Adviser will waive their fees or reimburse expenses to the extent that the annual expenses of the Trust exceed 2.00% of the Trust's average monthly net assets, provided that the Sub-Adviser's obligation to waive fees and/or reimburse expenses of the Trust will not exceed 0.50% of the Trust's average monthly net assets. The Trust, the Adviser or the Sub-Adviser may not remove or amend the expense limitations to the Trust's detriment prior to December 31, 2006. The Adviser and the Sub-Adviser shall be entitled to recover from the Trust any fees waived or reimbursed for a three year period following the end of the fiscal year in which such waiver or reimbursement occurred, if such recovery does not cause the Trust's annual expenses during such fiscal year to exceed 2.00% of the Trust's average monthly net assets.

                  The Trust, the Adviser and the Sub-Adviser agree to review the expense limitation on a date prior to the expense limitation's termination to determine whether such limitation should be amended, continued or terminated. Unless (i) the Trust, by vote of its Board of Trustees, or the Adviser or the Sub-Adviser terminates the limitation, or (ii) the Trust, the Adviser and the Sub-Adviser are unable to reach an agreement on the limitation to which the Trust, the Adviser and the Sub-Adviser agree to be bound, the limitation stated herein will continue for an additional one-year term.

                  IN WITNESS WHEREOF, the Trust, the Adviser and the Sub-Adviser have entered into this Expense Limitation Agreement as of the date first above written.

                                WILMINGTON LOW VOLATILITY FUND OF FUNDS

                                /s/ John R. Giles
                                ________________________________________________
                                By:    John R. Giles
                                Title: Vice President



                                RODNEY SQUARE MANAGEMENT CORPORATION

                                /s/ Robert J. Christian
                                ________________________________________________
                                By:    Robert J. Christian
                                Title: President


                                GUIDANCE CAPITAL LLC

                                /s/ D. Trowbridge Elliman III
                                ________________________________________________
                                By:    D. Trowbridge Elliman III
                                Title: Member